Bay Banks of Virginia, Inc. Reports Fourth Quarter 2013 Earnings Up 29.7%

KILMARNOCK, Va., Jan. 30, 2014 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, reported a 29.7% improvement in earnings of $341,000 for the quarter ended December 31, 2013 compared to $263,000 for the same quarter in 2012. Earnings improved 91.0% to $1.3 million for the year 2013 compared to $698,000 for the year 2012.

"The best news for 2013 is that we have nearly doubled our earnings, which allowed us to maintain earnings per share, even though the number of shares outstanding nearly doubled after our successful capital raise at the end of 2012," said Randal R. Greene, President and Chief Executive Officer.

"Our fourth quarter results are highlighted by improved asset quality and corresponding provision expense reduction. The bank's classified assets declined $3.7 million and the provision expense went down $94,000 during the fourth quarter. We continue to work on prudent growth into contiguous markets. Mobile banking remains on the horizon and we continue to analyze which growth opportunities will be significant to the long-term success of the bank. I am pleased to announce all of these positive results."

  Earnings increased to $0.28 per share in 2013, compared to $0.27 in 2012, even though average basic shares outstanding grew by 84.5% to 4,816,859 from 2,610,856.
  The portfolio of loans serviced for Fannie Mae has grown by $16.1 million since 12/31/2012 to $58.9 million as of 12/31/2013.
  The bank's loan portfolio grew by $12.0 million or 5% since 12/31/2012.
  Annualized return on assets is 0.40% for the fourth quarter of 2013.
  Classified assets are down to 29.6% of Tier 1 capital plus the allowance for loan losses ("ALL").
  Non-interest bearing deposits grew by $7.3 million or 14.5% in 2013.

Highlights

Net income:

For the fourth quarter 2013 compared to the fourth quarter of 2012 –

  Net income in 2013 was $341,000, an increase of 29.7% over 2012
  Annualized earnings per share was $0.28
  Net interest income improved 2.8% or $73,000
  Provision for loan losses declined 63.3% or $362,000
  Noninterest income decreased 15.1% or $215,000
  Noninterest expense increased 4.6% or $144,000

2013 compared to 2012 –

  Net income in 2013 was $1.3 million, an increase of 91.0% over 2012
  Earnings per share were $0.28, an increase of $0.01 over 2012
  Net interest income improved 1.5% or $160,000
  Provision for loan losses declined 59.0% or $1.1 million
  Noninterest income increased 4.4% or $228,000
  Noninterest expense increased 4.9% or $626,000

Asset quality:

Asset quality improved this quarter:

  Total classified assets decreased by $3.7 million on a linked quarter basis, to $11.7 million, and by $2.6 million compared to the 4th quarter of 2012.
  Total classified assets were 29.6% of tier 1 capital plus the ALL as of 12/31/2013.
  Nonperforming assets increased $26,000 on a linked quarter basis, to $6.7 million, but declined by $2.4 million compared to the 4th quarter of 2012.
  Nonperforming assets as a percent of total assets were 2.01% as of 12/31/2013.
  Annualized net loan charge-offs as a percent of average loans were 0.42% during the 4th quarter of 2013.
  Allowance for loan losses declined to 1.17% of loans from 1.20% on a linked quarter basis.  Coverage of loan loss reserves to non-performing loans was 106.2% as of 12/31/2013.

Net interest margin improved this quarter:

  Net interest margin increased to 3.61% from 3.60% on a linked quarter basis.
  Yield on earning assets decreased to 4.47% from 4.49% on a linked quarter basis.
  Cost of funds improved to 0.88% from 0.92% on a linked quarter basis.

Capital levels remained solid this quarter:

  Tangible common equity as a percent of tangible assets increased to 10.46% from 10.19% on a linked quarter basis.
  Tier 1 leverage ratio increased to 10.96% this quarter compared to 10.86% last quarter.

Net Interest Income

For the fourth quarter 2013 compared to the fourth quarter 2012 –

Net interest income before provision for loan losses in 2013 increased $73,000, compared to 2012 even though the net interest margin declined to 3.61% compared to 3.63%. Interest income declined by $97,000, whereas interest expense declined by $170,000. Interest income from loans declined by $128,000 as a result of reductions in loan yields to 5.02% compared to 5.45% from 2012. Interest income from securities increased $33,000. Total yield on earning assets declined to 4.47% from 4.75%. Interest expense from checking, savings and money market account deposits improved by $33,000 as a result of reduced rates. Interest expense from time deposits improved by $95,000, due to both reduced balances and lower rates. A significant portion of the bank's time deposits are on 60-month terms. We expect continued costs savings into the first quarter of 2014 as time deposits continue to mature and renew at lower rates. Higher average balances of non-interest-bearing deposits also supported the reduction in cost of funds to 0.88% from 1.13%.

For 2013 compared to 2012 –

Net interest income before provision for loan losses in 2013 increased $160,000 compared to 2012. Although the net interest margin declined to 3.53% from 3.60%, declines in interest income were offset by declines in interest expense. Interest income from loans declined by $355,000 as a result of lower yields of 5.24% compared to 5.39% in 2012. Interest income from securities declined by $109,000 due mainly to reduced yields. Total yield on earning assets declined to 4.45% from 4.77%. Interest expense from checking, savings and money market account deposits improved by $104,000 as a result of reduced rates. Interest expense from time deposits improved by $383,000, due to both reduced balances and lower rates. Higher average balances of non-interest-bearing deposits also supported the reduction in cost of funds to 0.96% from 1.18%.

Non-Interest Income

For the fourth quarter 2013 compared to the fourth quarter 2012 –

Non-interest income decreased to $1.2 million in 2013 compared to $1.4 million in 2012. This decrease was due primarily to reduced premiums earned on mortgage originations for third parties related to a slow-down in refinancings. These decreases were partially offset by higher loan servicing fees, earnings on bank owned life insurance and commissions earned from the sales of investment products through our Investment Advantage Program, the bank's non-deposit products program.

For 2013 compared to 2012 –

Non-interest income increased to $5.5 million in 2013 compared to $5.2 million in 2012. This was due mainly to the mortgage servicing right cumulative recognition and gain on the sale of the Bay Trust Company building, both of which occurred in the third quarter of 2013, plus a $216,000 increase in commissions from Investment Advantage, and a $181,000 increase in service charges and fees on deposit accounts. These increases were partially offset by reductions in net gains on the sale of securities of $794,000.

Non-Interest Expense

For the fourth quarter 2013 compared to the fourth quarter 2012 –

Non-interest expense increased $144,000 or 4.6%, in 2013 compared to 2012. Salaries and benefits expense increased by $115,000 primarily due to commissions related to increased mortgage loan activity, Investment Advantage activity and higher professional fees. Other real estate owned ("OREO") losses decreased $222,000.

For 2013 compared to 2012 –

Non-interest expense increased by $626,000, or 4.9%, in 2013 from 2012. Salaries and benefits expense increased by $711,000. This was partially due to higher commissions of $145,000 for new positions which are generating additional revenue. These new positions also created additional salary expense after savings from reductions in force were redeployed. Non-recurring severance expense related to the reduction in force was $132,000. Pension costs increased by $169,000, to a more normal level of $135,000 in 2013, because these costs were negative in 2012 as a result of freezing the plan effective December 31, 2012. Also, incentive compensation increased $123,000, to $126,000 from $3,000. These increases were partially offset by reductions in core system costs, absence of $50,000 in fraud investigation expense, reductions of $173,000 in losses on OREO, and reduction of $140,000 in consulting expense.

Balance Sheet

Total assets decreased $3.6, or 1.1%, to $331.2 million as of December 31, 2013, compared to year-end 2012. Loans receivable grew by $12.0 million, or 5.0%, the Company purchased $5.0 million of bank owned life insurance and grew securities by $1.9 million using interest bearing deposits for that purpose. On the liability side of the balance sheet, the deposit mix improved as non-interest-bearing deposits grew by $7.3 million and time deposit balances declined by $10.3 million. Capital increased $409,000 due to improved earnings, net of increased accumulated other comprehensive loss.

For additional details on the Company's financial results, please refer to the Selected Financial Data attached.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc.is the bank holding company for Bank of Lancaster and Bay Trust Company. Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight bank offices located throughout the Northern Neck region and a residential lending production office in Middlesex County, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration as well as financial planning, investment services, management of IRAs and other investment accounts.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, acquisitions and dispositions, and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.

Selected Financial Data

Quarters ended:	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
(in thousands except for per share and share amounts)
BALANCE SHEET
Assets	$ 331,185	$ 334,940	$ 335,316	$ 329,132	$ 334,798
Loans	251,033	249,026	234,851	234,875	239,238
Deposits	268,346	271,964	271,175	267,695	275,175
Loans to deposits	93.5%	91.6%	86.6%	87.7%	86.9%

CAPITAL
Common equity	$ 37,165	$ 36,640	$ 36,111	$ 36,793	$ 36,585
Total equity to assets	11.22%	10.94%	10.77%	11.18%	10.93%
Tangible common equity to tangible assets	10.46%	10.19%	10.02%	10.41%	10.17%
Tier 1 Leverage Ratio	10.96%	10.86%	10.76%	10.77%	10.93%

PROFITABILITY MEASURES
Interest Income	$ 3,357	$ 3,400	$ 3,339	$ 3,353	$ 3,454
Interest Expense	660	688	713	774	830
Net Interest Income	$ 2,697	$ 2,712	$ 2,626	$ 2,579	$ 2,624
Provision for Loan Losses	210	304	179	83	572
Net Interest Income after Provision	$ 2,487	$ 2,408	$ 2,447	$ 2,496	$ 2,052
Noninterest Income	1,210	1,985	1,262	1,000	1,425
Noninterest Expense	3,259	3,546	3,418	3,283	3,115
Income before Taxes	$ 438	$ 847	$ 291	$ 213	$ 362
Income Taxes	97	227	59	73	99
Net Income	$ 341	$ 620	$ 232	$ 140	$ 263
Return on Average Assets	0.41%	0.74%	0.28%	0.17%	0.33%
Return on Average Equity	3.70%	6.82%	2.55%	1.53%	3.26%
Net interest margin	3.61%	3.60%	3.51%	3.39%	3.63%
Yield on earning assets	4.47%	4.49%	4.45%	4.41%	4.75%
Cost of funds	0.88%	0.92%	0.97%	1.08%	1.12%

PER SHARE DATA
Basic Earnings per share (EPS)	$0.07	$0.13	$0.05	$0.03	$0.10
average basic shares outstanding	4,817,856	4,817,856	4,817,856	4,813,812	2,610,856
Diluted Earnings per share (EPS)	$0.07	$0.13	$0.05	$0.03	$0.10
diluted average shares outstanding	4,820,639	4,820,172	4,820,014	4,816,490	2,613,096

ASSET QUALITY
Classified assets	$ 11,667	$ 15,369	$ 13,797	$ 14,073	$ 14,306
Classified assets to Tier 1 capital + ALL	29.59%	39.27%	35.82%	36.72%	37.54%
Non-performing assets (excluding TDRs)	$ 6,651	$ 6,391	$ 5,842	$ 8,620	$ 9,007
Non-performing assets to total assets	2.01%	1.91%	1.74%	2.62%	2.69%
Net charge-offs	$ 262	$ 309	$ 231	$ 142	$ 816
Net charge-offs to average loans	0.42%	0.51%	0.39%	0.24%	1.36%
Loan loss reserves to non-performing loans	106.21%	120.12%	119.75%	61.21%	52.83%
Loan Loss Reserve to Loans	1.17%	1.20%	1.27%	1.29%	1.29%